EXHIBIT 23

              INDEPENDENT AUDITORS' REPORT ON SCHEDULE AND CONSENT



The Board of Directors and Stockholders
Syncor International Corporation


The audits referred to in our report dated February 25, 1998 included the related financial statement schedule for each of the years in the three-year period ended December 31, 1997, included in the registration statement of Syncor International Corporation. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to incorporation by reference in the registration statement (No. 33-44345) on Form S-3 and the registration statements (Nos. 33-7325, 33-39251, 33-43692, 33-57762, 33-52607, 333-18373, 333-18375, 333-18377, 333-39999 and
333-40117) on Form S-8 of Syncor International Corporation of our report dated February 25, 1998, relating to the consolidated balance sheets of Syncor International Corporation and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, stockholders' equity and cash flows and related schedule for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Syncor International Corporation


                         /s/ KPMG Peat Marwick, LLP
                         ___________________________
                         KPMG Peat Marwick, LLP


Los Angeles, California
March 31, 1998